EXHIBIT A

AMERISERV FINANCIAL, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

As amended and restated on December 23, 2009

1.

The name of the Corporation is AmeriServ Financial, Inc.

2.

The location and post office address of the registered office of the Corporation in this Commonwealth is Main and Franklin Streets, Johnstown, Pennsylvania 15901

3.

The Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

The corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under such Law.

4.

The term for which the Corporation is to exist  is perpetual.

5.

The aggregate number of shares which the Corporation shall have authority to issue is:

2,000,000 shares of preferred stock, without par value, and 30,000,000 shares of common stock with the par value of $0.01.

A description of each class of shares and a statement of the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights, and other special rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors of the Corporation to establish series of Preferred Stock or to determine the Preferred Stock will be issued as a class without series and to fix and determine the voting rights, designations, preferences and other special rights of the Preferred Stock as a class or of the series thereof are as follows:

(a)

Preferred Stock may be issued from time to time as a class without series or in one or more series.  Each series shall be designated by the Board of Directors so as to distinguish the shares thereof from the shares of all other series and classes.  The Board of Directors may by resolution from time to time divide shares of Preferred Stock into series, or determine that the Preferred Stock shall be issued as a class without series, fix and determine the number of shares in a series and the terms and conditions of the issuance of the class or the series, and subject to the provisions of this Article Five, fix and determine the rights, preferences, qualifications, privileges, limitations and other special rights, if any, of the class (if none of such shares of the class have been issued) or of any series so established, including but not limited to, voting rights (which may be limited, multiple, fractional or non-existent), the rate of dividend, if any, and whether or to what extent, if any, such dividends shall be cumulative (including the date from which dividends shall be cumulative, if any), the price at the terms and conditions on which shares may be redeemed, if any, the preference and the amounts payable on shares in the event of voluntary or involuntary liquidation, sinking fund provisions for the redemption or purchase of shares in the event shares of the class or of any series are issued with sinking fund provisions, and the terms and conditions on which the shares of the class or of any series may be converted in the event the shares of the class or of any series are issued with the privilege of conversion.

(b)

The holders of Common Stock shall have one vote per share. The rights of the holders of Common Stock will be subject to any rights and preferences pertaining to any class of Preferred Stock or any series thereof to the extent set forth in any resolution of the Board of Directors fixing the terms thereof.

(c)

Except as limited by the provisions of any series of Preferred Stock or of the class if issued without series, the Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Common Stock for consideration of such character and value as the Board of Directors shall, from time to time, fix or determine.

(d)

The Board of Directors may, but need not, in connection with the issuance of any fractional shares of any class or series of any class of stock of the Corporation, grant such fractional shares proportional voting rights.

6.

The business and affairs of the Corporation shall be managed by a Board of Directors comprised as follows:

(a)

The whole Board of Directors shall consist of such number of persons, not less than 5 nor more than 25, as may from time to time be determined by the Board pursuant to a resolution adopted by a majority vote of the directors then in office or by resolution of the shareholders at a meeting thereof.

(b)

Beginning with the Board of Directors to be elected at the annual meeting of shareholders to be held in 1986, the Directors shall be classified, in respect solely to the time for which they shall severally hold office, by dividing them into three classes as nearly equal in number as possible.  At the annual meeting of shareholders to be held in 1986, separate elections shall be held for the directors of each class, the term of office of directors of the first class to expire at the first annual meeting after their election; the term of office of the directors of the second class to expire at the second annual meeting after their election; and the term of office of the directors of the third class to expire at the third annual meeting after their election.  At each succeeding annual meeting, the shareholders shall elect directors of the class whose term then expires, to hold office until the third succeeding annual meeting.  Each director shall hold office for the term for which elected and until his or her successor shall be elected and shall qualify.

(c)

Any director, any class of directors or the entire Board of Directors may be removed from office by shareholder vote at any time, without assigning any cause, but only if the holders of not less than two-thirds of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at an annual election of directors voting together as a single class, shall vote in favor of such removal.

(d)

Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, may be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that vacancies resulting from removal from office by a vote of the shareholders may be filled by the shareholders at the same meeting at which such removal occurs.  All directors elected to fill vacancies shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which they have been elected expires.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

(e)

Whenever the holders of any class or series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, none of the foregoing provisions of this Article Sixth shall apply with respect to the director or directors elected by such holders of preferred stock.

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